Exhibit 2.1

PLAN OF CONVERSION

ADOPTED ON

OCTOBER 16, 2013

APPROVED AND RATIFIED, AS AMENDED AND RESTATED, ON

DECEMBER 12, 2013

BY THE BOARD OF TRUSTEES OF

HUNTINGDON VALLEY BANK

HUNTINGDON VALLEY BANK

PLAN OF CONVERSION

FROM MUTUAL TO STOCK FORM OF ORGANIZATION

1.	General

All capitalized terms have the meanings ascribed to them in Section 2.

This Plan of Conversion provides for the conversion of Huntingdon Valley Bank from a Pennsylvania- chartered mutual savings bank to a Pennsylvania-chartered bank pursuant to the Pennsylvania Banking Code of 1965, as amended, and rules and regulations of the Department and the FDIC. As part of the Conversion, this Plan provides for the concurrent formation of the Holding Company that will own 100% of the common stock of the Bank. The Bank will register the Holding Company with the FRB.

The Board has considered the alternatives available to the Bank with respect to its corporate structure, and has determined that a mutual-to-stock conversion as described in this Plan will be in the best interests of the Bank and the communities in which the Bank operates. Restructuring the Bank into the capital stock form of organization will increase its capital base and enhance the Bank’s ability to expand its franchise and the range of products and services it offers. The Conversion will provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. The Conversion will also provide the Bank and the Holding Company with the necessary capital to pay the cash portion of the merger consideration to the Acquiree Corporation’s stockholders pursuant to the Merger Agreement. The stock form of organization will also enable the Bank or the Holding Company to adopt stock-based incentive plans as a means of attracting, retaining and compensating management and other key personnel. The stock holding company form of organization will also offer the Bank greater organizational and operating flexibility, as well as broader investment powers.

The Plan provides that non-transferable subscription rights to purchase Conversion Stock will be offered first to Eligible Account Holders as of the Eligibility Record Date, then to the Bank’s Tax-Qualified Employee Plans, then to Supplemental Eligible Account Holders as of the Supplemental Eligibility Record Date and then to Other Members in the respective priorities set forth in this Plan. Concurrently with, at any time during, or promptly after the Subscription Offering, and subject to availability after the satisfaction of subscription rights, an opportunity to subscribe may also be offered to the general public in a Community Offering with a preference given to natural persons residing in the Bank’s Local Community. The price of the Conversion Stock will be based upon an independent appraisal of the Bank and the Holding Company and will reflect its estimated pro forma market value, as converted and after consideration of the Merger.

Upon the Conversion, the legal existence of the Bank will not terminate, and the stock Bank will be the successor of the mutual Bank. All property of the mutual Bank, including its right, title and interest in and to all property of whatever kind and nature, whether real, personal, or mixed, and choses in action, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank in mutual form, or which would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the stock Bank. The stock Bank will have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual Bank. All pending actions and other judicial or administrative proceedings to which the Bank was a party will not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the stock Bank resulting from the Conversion may continue the actions in its name notwithstanding the Conversion. The Conversion shall not in any manner impair the claims of any creditors of the Bank nor any action or proceeding pending by or against the Bank, and the same may be prosecuted to judgment as if the Conversion had not taken place or the Bank, may be proceeded against or be substituted in any such causes of action in place of the pre-Conversion Bank.

All of the assets deemed to be nonconforming to the requirements, restrictions and limitations of the Pennsylvania Banking Code of 1965, as amended, shall either be in conformance with the law or eliminated from the assets of the Bank within a time period specified by the Department. Nothing in this paragraph shall be deemed to require the divestiture of any assets or cessation of any activity which the Department may consider to be “grandfathered” pursuant to applicable law.

Upon completion of the Conversion, the legal existence of the Bank shall not terminate but the stock Bank shall be a continuation of the entity of the mutual Bank and all property of the mutual Bank, including its right, title and interest in and to all property or whatever kind and nature, whether real, personal, or mixed, and things, and choses in action, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to it, or which would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed shall vest in the stock Bank. The stock Bank shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual Bank. The stock Bank at the time and the taking effect of the Conversion shall continue to have and succeed to all the rights, obligations and relations of the mutual Bank. All pending actions and other judicial or administrative proceedings to which the Bank was a party shall not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the stock Bank resulting from the Conversion may continue the actions in its name notwithstanding the Conversion. Upon effectiveness of the Conversion, each Person having a Deposit Account at the Bank prior to the Conversion will continue to have a Deposit Account, without further payment therefor, in the same amount and subject to the same terms and conditions (except for liquidation rights) as in effect prior to the Conversion. All of the Bank’s insured Deposit Accounts will continue to be insured by the FDIC to the extent provided by applicable law. Upon Conversion, each Person having a Deposit Account at the Bank prior to Conversion will continue to have a Deposit Account, without payment therefor, in the same amount and subject to the same terms and conditions (except for liquidation rights) as in effect prior to the Conversion. After Conversion, the Bank will succeed to all the rights, interests, duties and obligations of the Bank before Conversion. The Bank will continue to be a member of the Federal Home Loan Bank System, and all its insured savings deposits will continue to be insured by the FDIC to the extent provided by applicable law.

This Plan was initially proposed and adopted at a regular meeting of the Board of Trustees of the Bank held on October 16, 2013, and subsequently ratified and approved at a meeting of the Board of Trustees held on December 12, 2013, upon at least 10 days’ notice.

This Plan must also be approved by the affirmative vote of at least a majority of the eligible votes of Voting Members. Each Voting Member will be entitled to cast one vote for each $100 or fraction thereof of deposits in the Bank on the Voting Record Date, provided that no Voting Member will be entitled to cast more than 1,000 votes. By approving the Plan, the Voting Members will also be approving all steps necessary and incidental to the formation of the Bank (in stock form), formation of the Holding Company and the Merger. The Conversion is also subject to approvals of the Department and the FDIC.

Immediately following completion of the Stock Offering, the Acquiree Corporation will merge with and into the Holding Company or a subsidiary of the Holding Company pursuant to the Merger Agreement. In connection with the Merger, the Holding Company will pay cash and issue stock to Acquiree Corporation’s stockholders, pursuant to the Merger Agreement. Pursuant to the Merger Agreement, the Bank and the Holding Company will expand their boards of directors by up to six members and will offer these newly created board positions to board members of the Acquiree Corporation. The Conversion is not subject to the completion of the Merger, and the Board of Trustees may proceed with the Conversion whether or not the Merger is consummated.

2.	Definitions

Acting in Concert: the term “acting in concert” means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; and (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party. A Tax-Qualified Employee Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Acquiree Bank: The Victory Bank, Limerick, Pennsylvania.

Acquiree Corporation: The Victory Bancorp, Inc., Limerick, Pennsylvania.

Applications: The applications to be filed with the Department, the FDIC and the FRB by the Bank and by the Holding Company, in connection with the Conversion and the Merger.

Associate: The term “Associate,” when used to indicate a relationship with any Person, means (i) any corporation (other than the Holding Company, the Bank or a majority-owned subsidiary of the Holding Company) of which such Person is an officer, director or owner of more than 10% of the outstanding voting stock, (ii) any trust of which such Person is a trustee or substantial beneficiary, (iii) the parents, spouse, sisters, brothers, children or anyone married to one of the foregoing persons, and (iv) any partnership in which the person is a general or limited partner; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an Associate of any Director or Officer of the Holding Company or the Bank.

Bank: Huntingdon Valley Bank, Huntingdon Valley, Pennsylvania, in its pre-Conversion mutual form or post-Conversion stock form, as indicated by the context in which it is used.

Board: The Board of Trustees of the Bank or the Board of Directors of the Holding Company, the Acquiree Bank or the Acquiree Corporation, as applicable.

Community Offering: The offering to the general public of any unsubscribed shares, which may be effected as provided in Section 5 hereof. The Community Offering may include a Syndicated Community Offering managed by one or more investment banking firms.

Control: The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities of such Person, the ownership of voting securities of any company that possesses such power, or otherwise.

Conversion: The conversion and reorganization of the Bank to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the formation of the Holding Company and the Stock Offering.

Conversion Stock: Shares of common stock that will be issued by the Holding Company as a part of the Conversion, including Merger Shares. Shares of Conversion Stock issued in the Conversion include shares of Conversion Stock issued in the Stock Offering and Merger Shares.

Department: The Department of Banking and Securities for the Commonwealth of Pennsylvania.

Deposit Account: Any deposit maintained at the Bank, including without limitation, savings, time, demand, negotiable orders of withdrawal (NOW), certificates of deposit, money market and passbook accounts, but excluding tax, insurance and other escrow accounts.

Director: A member of the Board of Directors of the Holding Company.

Eligibility Record Date: The close of business on September 30, 2012.

Eligible Account Holder: Any Person holding a Qualifying Deposit in the Bank on the Eligibility Record Date.

Employee: Any individual who is employed by the Bank on a substantially full-time basis.

ESOP: The Employee Stock Ownership Plan to be established by the Bank or the Holding Company.

Estimated Price Range: The range of the minimum and maximum aggregate values of the Conversion Stock determined by the Board of the Bank and the Board of the Holding Company. The Estimated Price Range will be based upon the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering as updated from time to time thereafter.

Exchange Act: The Securities Exchange Act of 1934, as amended.

FDIC: The Federal Deposit Insurance Corporation.

FRB: The Board of Governors of the Federal Reserve System.

Holding Company: The Pennsylvania or other state corporation which will own all of the outstanding common stock of the Bank upon completion of the Conversion.

Independent Appraiser: An appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Holding Company and the Bank, as converted and after consideration of the Merger.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended.

Liquidation Account: The interest in the Bank received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion, as set forth in Section 12 of this Plan.

Local Community: The Pennsylvania counties of Montgomery, Bucks and Philadelphia.

Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers.

Member. Any Person or entity that qualifies as a member of the mutual Bank pursuant to its Articles of Incorporation, Bylaws or Plan of Conversion.

Merger. The merger of the Acquiree Corporation with and into the Holding Company or a subsidiary of the Holding Company pursuant to which the Holding Company will issue stock and pay cash to the Acquiree Corporation’s stockholders.

Merger Agreement. The Agreement and Plan of Merger by and among the Holding Company, the Bank, and the Acquiree Corporation, dated as of December 12, 2013.

Merger Shares: Any shares of Conversion Stock issued to the stockholders of the Acquiree Corporation in consideration of the Merger.

Non-Tax-Qualified Employee Plan: Any stock option, bonus stock or restricted stock plan or other employee benefit plan that is not a “Tax-Qualified Employee Plan” and that is maintained by the Bank or the Holding Company for the benefit of Officers, Employees or Directors of the Bank or of the Holding Company, or any Affiliate of any of them.

Officer: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Executive or Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar functions.

Order Form: Any form to be used to purchase Conversion Stock in the Subscription Offering, the Community Offering or in the Syndicated Community Offering.

Other Member: Any Person who is a Member of the Bank pursuant to its Articles of Incorporation and Bylaws as of the Voting Record Date and who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

Plan: This Plan of Conversion from Mutual to Stock Form of Organization of the Bank, including any amendment approved as provided in this Plan.

Public Offering: The offering for sale by the Underwriters to the general public of any shares of Conversion Stock not subscribed for in the Subscription Offering or the Community Offering. The Public Offering is an alternative to the Syndicated Community Offering.

Purchase Price: The price per share at which the Conversion Stock will be sold in accordance with the terms hereof. The Purchase Price will be determined by the Boards of Directors of the Bank and the Holding Company and fixed prior to the commencement of the Subscription Offering.

Qualifying Deposit: The aggregate balance of all Deposit Accounts of an Eligible Account Holder as of the Eligibility Record Date or a Supplemental Eligible Account Holder as of the Supplemental Eligibility Record Date, in each case provided such aggregate balance is not less than $50.

Resident and Residence: The terms “resident,” “residence,” “reside,” “resided” or “residing” as used herein with respect to any person means any person who occupied a dwelling within the Bank’s Local Community, has an intent to remain within the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters must be in the Local Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary will apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee will be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination will be in the sole discretion of the Holding Company and the Bank.

SEC: Securities and Exchange Commission.

Special Meeting: The Special Meeting of Voting Members called for the purpose of considering and voting upon the Plan of Conversion.

Stock Offering: The offering and issuance, pursuant to this Plan, of the Conversion Stock in the Subscription Offering, Community Offering, Syndicated Community Offering or Public Offering, as the case may be, excluding Merger Shares.

Subscription Offering: The offering of shares of Conversion Stock for subscription and purchase pursuant to Section 5 of the Plan.

Subscription Rights: Non-transferable, non-negotiable, personal rights of the Bank’s Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Members, to subscribe for shares of Conversion Stock in the Subscription Offering.

Supplemental Eligibility Record Date: The close of business on the last day of the calendar quarter preceding approval of the Plan by the Department and the FDIC.

Supplemental Eligible Account Holder: Any person holding a Qualifying Deposit (other than an Officer or Director of the Bank and their Associates) on the Supplemental Eligibility Record Date.

Syndicated Community Offering: The offering of Conversion Stock, following or concurrently with the Community Offering, through a syndicate of broker-dealers.

Tax-Qualified Employee Plans: Any defined benefit plan or defined contribution plan of the Bank or the Holding Company, such as the ESOP, which with its related trust meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code.

Trustee: A member of the Board of Trustees of the Bank.

Underwriters: The investment banking firm or firms agreeing to purchase Conversion Stock in order to offer and sell such Conversion Stock in the Public Offering.

Voting Member: Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Bank pursuant to its Articles of Incorporation and Bylaws.

Voting Record Date: The date fixed by the Board as the date for determining Voting Members of the Bank entitled to notice of and to vote at the Special Meeting, which date shall not be more than 60 nor less than 20 days before the date of the Special Meeting.

3.	Regulatory and Voting Member Approvals

The Bank will take all necessary steps to file an Application for Conversion, including the Plan and all requisite materials, with the Department and the FDIC. The Bank will post notice of the filing of the Application for Conversion in each of its offices and will cause to be published, in accordance with applicable regulatory requirements, a notice of its filing of the Application for Conversion with the Department and the FDIC. Copies of the Plan shall be made available for inspection by Members of the Bank at each office of the Bank at which deposits are received.

Following approval by the Department and the FDIC, the Plan will be submitted to a vote of the Voting Members at a Special Meeting called for that purpose.

Upon approval of the Plan by a majority of the total votes eligible to be cast by the Voting Members, the Bank will take all other necessary steps pursuant to applicable laws and regulations to convert the Bank to stock form and to issue and sell the Conversion Stock in accordance with this Plan.

After all requisite actions, events and approvals provided for by this Plan have taken place or been received and the Bank shall have obtained satisfactory assurances that the proceeds of the sale of the Conversion Stock will be delivered against delivery of certificates for such shares of Conversion Stock, the Conversion shall be effected by the filing of Articles of Conversion and the Articles of Incorporation of the Bank with the Department of State of the Commonwealth of Pennsylvania. The effective date of the Conversion will be the date on which such filing is made with the Department of State and on which the closing of the sale of all shares of Conversion Stock occurs.

Unless the Articles of Conversion have been filed by the close of business on the 120th calendar day after the date on which the Subscription Offering has expired, this Plan shall be automatically terminated without any action by the Trustees and the Conversion shall not be effected. The 120-day period may be extended with the prior approval of the Department.

The Board of the Bank intends to take all necessary steps to form the Holding Company. The Holding Company will make timely applications for any requisite regulatory approvals, including holding company applications with the Department and the FRB and a Registration Statement on Form S-1 with the SEC.

4.	Conversion Procedures

The Conversion Stock will be offered for sale in the Subscription Offering to Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Members in the priorities set forth in Section 5.C of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting and must be commenced in time to complete the Conversion within the time period specified in Section 3. The Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Conversion Stock to and accept orders from other Persons in a Community Offering with preferences given to natural persons residing in the Local Community; provided that the Bank’s Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members shall have the priority rights to subscribe for Conversion Stock set forth in Section 5 of this Plan. The Holding Company and the Bank may delay commencing the Subscription Offering in the event there exists unforeseen material adverse market or financial conditions. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting.

The period for the Subscription Offering will be not less than 20 days nor more than 45 days and the period for the Community Offering will be not more than 45 days, unless extended by the Bank. If, upon completion of the Subscription Offering and any Community Offering, any shares of Conversion Stock remain available for sale, such shares may, if feasible, be offered for sale in a Syndicated Community Offering or sold to the Underwriters for resale to the general public in the Public Offering. If for any reason a Syndicated Community Offering or Public Offering of all shares not sold in the Subscription Offering and Community Offering cannot be effected, the Holding Company and the Bank will use their best efforts to obtain other purchasers, subject to regulatory approval. Completion of the sale of all shares of Conversion Stock not sold in the Subscription Offering and Community Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Holding Company and the Bank with the approval of the Department and/or the FDIC, if required. The Holding Company and the Bank may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Conversion Stock. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the SEC, the FDIC and/or the Department in approving the extensions. Completion of the sale of all shares of Conversion Stock is required within 24 months after the date of the Special Meeting. The Bank may elect to pay fees on a per share basis to brokers who assist Persons in determining to purchase Conversion Stock in the Community Offering and Syndicated Community Offering.

The Bank will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of the Conversion Stock.

Upon the issuance of the Conversion Stock, the Holding Company will purchase from the Bank all of the capital stock of the Bank to be issued by the Bank in the Conversion in exchange for at least 50% of the proceeds of the Stock Offering.

5.	Stock Offering

A.	Total Number of Shares and Purchase Price of Conversion Stock

The total number of shares of Conversion Stock to be issued and sold in the Conversion will be determined jointly by the Board of the Holding Company and the Board of the Bank prior to the commencement of the Subscription Offering, subject to adjustment if necessitated by market or financial conditions prior to consummation of the Conversion. In particular, the total number of shares to be sold may be increased by up to 15% of the number of shares offered in the Subscription and Community Offering if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Community Offering to reflect changes in market and financial conditions, demand for the shares, and regulatory considerations.

All shares of Conversion Stock offered for sale in the Subscription Offering, Community Offering, Syndicated Community Offering or Public Offering will be sold at a uniform price per share referred to in this Plan as the Purchase Price. The aggregate price for which all shares of Conversion Stock will be sold will be based on an independent appraisal of the estimated total pro forma market value of the Holding Company and the Bank. The appraisal will be performed in accordance with regulatory guidelines and will be made by an Independent Appraiser experienced in the area of thrift institution appraisals. The appraisal will include, among other things, an analysis of the historical and pro forma operating results and capital of the Bank and a comparison of the Holding Company, the Bank and the Conversion Stock with comparable thrift institutions and holding companies and their respective outstanding capital stock, and will consider the effect of the Merger.

Prior to the commencement of the Subscription and Community Offerings, an Estimated Price Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock to be issued and the Purchase Price per share may be increased or decreased by the Bank. In the event that the aggregate Purchase Price of the Conversion Stock to be issued in the Conversion is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required; provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. In the event that the aggregate Purchase Price of the Conversion Stock is below the minimum of the Estimated Price Range or in excess of 15% above the maximum of the Estimated Price Range, and a resolicitation is required, such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the FDIC and/or the Department, if required. Based upon the independent appraisal, the Board of Directors of the Holding Company and the Board of Trustees of the Bank will jointly fix the Purchase Price. The total number of shares to be issued and sold by the Holding Company in the Conversion will be determined by dividing the estimated appraised aggregate pro forma market value of the Holding Company and the Bank, based on the independent appraisal, by the Purchase Price. If, following completion of the Subscription Offering and any Community Offering, a Syndicated Community Offering or a Public Offering is effected, the Purchase Price for each share of Conversion Stock in the Syndicated Community Offering or Public Offering will be the same as the Purchase Price in the Subscription and Community Offering. The price paid by the Underwriters for each share of Conversion Stock in the Public Offering will be the Purchase Price less a negotiated underwriting discount.

Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Bank, the Holding Company and to the Department and the FDIC that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Bank may cancel the Subscription and Community Offerings and any Syndicated Community Offering or Public Offering, extend the Conversion, establish a new Estimated Price Range or hold a new Stock Offering, or take such other action as the Department and the FDIC may permit.

B.	Purchase by the Holding Company of the Stock of the Bank

Upon the consummation of the sale of all of the Conversion Stock, the Holding Company will purchase from the Bank all of the capital stock of the Bank to be issued by the Bank in the Conversion in exchange for at least 50% of the Conversion proceeds.

The Holding Company may retain up to 50% of the proceeds of the Conversion. The Conversion proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated environment, and would facilitate expansion through acquisitions, diversification into other related businesses and for other business and investment purposes, including the payment of dividends and future repurchases of Conversion Stock.

C.	Subscription Rights

Non-transferable Subscription Rights to purchase shares will be issued without payment therefor to Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Members as set forth below.

1.	Preference Category No. 1: Eligible Account Holders

Each Eligible Account Holder will receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock in an amount equal to the greater of the maximum purchase limitations established for the Community Offering, one-tenth of one percent (.10%) of the total number of shares issued in the Stock Offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued in the Stock Offering by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case as of the Eligibility Record Date. If sufficient shares are not available, shares will be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder whose order remains unfilled pro rata in the same proportion as his or her Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

Non-transferable Subscription Rights to purchase Conversion Stock received by Trustees and Officers of the Bank and their Associates, based on their increased deposits in the Bank in the one-year period preceding the Eligibility Record Date, will be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

2.	Preference Category No. 2: Tax-Qualified Employee Plans

The Tax-Qualified Employee Plans will be given the opportunity to purchase in the aggregate up to 10% of the shares issued in the Conversion. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans as set forth in Section 5.E, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. If after the satisfaction of subscriptions of Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions of the Tax-Qualified Employee Plans, the subscriptions by the Tax-Qualified Employee Plans will be filled to the maximum extent possible.

3.	Preference Category No. 3: Supplemental Eligible Account Holders

Each Supplemental Eligible Account Holder will receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock in an amount equal to the greater of the maximum purchase limitation established for the Community Offering, one-tenth of one percent (.10%) of the total number of shares issued in the Stock Offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued in the Stock Offering by a fraction, the numerator of which is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the Supplemental Eligibility Record Date.

Subscription Rights received pursuant to this category will be subordinated to all Subscription Rights received by Eligible Account Holders and the Tax-Qualified Employee Plans pursuant to Category Nos. 1 and 2 above.

If sufficient shares are not available in this Category, the shares available will be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder whose order remains unfilled pro rata in the same proportion as his or her Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

4.	Preference Category No. 4: Other Members

To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, and Supplemental Eligible Account Holders, each Other Member, who is not an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, non-transferable subscription rights to subscribe for shares of Conversion Stock in an amount equal to the greater of the maximum purchase limitation established for the Community Offering , or one-tenth of one percent (.10%) of the total shares issued in the Stock Offering. In the event Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans, and Supplemental Eligible Account Holders, is in excess of the total shares offered in the Stock Offering, the subscriptions of Other Members will be allocated among subscribing Other Members so as to permit each subscribing Other Members to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated to each subscribing Other Member whose subscription remains unfilled on a pro rata basis based on the size of the order of each subscribing Other Member.

D.	Community Offering, Syndicated Offering and Public Offering

1. Any remaining shares of Conversion Stock not sold in the Subscription Offering may be offered for sale to the general public through a Community Offering, with preference as to the purchase of Conversion Stock given first to natural persons residing in the Bank’s Local Community and then to the public at large; provided, however, that the amount of Conversion stock sold in the Community, Syndicated or Public Offerings to stockholders of the Acquiree Corporation shall be limited so that, such shares, when combined with shares issued to stockholders of the Acquiree Corporation in the Merger, shall not exceed 48.5% of the Holding Company’s total outstanding shares following the Conversion and the Merger. The Community Offering, if any, may commence simultaneously with the Subscription Offering, or may commence during or after the commencement of the Subscription Offering, as the Board of Directors of the Holding Company and the Board of Trustees of the Bank so determine. The right to subscribe for shares of Conversion Stock in the Community Offering is subject to the right of the Bank and Holding Company to accept or reject such subscriptions in whole or in part in their sole discretion. Conversion Stock being sold in the Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Conversion Stock. No person may subscribe for or purchase more than 5% of the total shares sold in the Stock Offering, subject to the overall purchase limitations. In the event of an oversubscription in the Community Offering, orders accepted in the Community Offering shall be filled up to a maximum of 2% of the total shares sold in the Stock Offering and thereafter remaining shares shall be allocated to those whose orders remain unfilled on an equal number of shares basis per order until all available shares have been allocated. Further, the Bank may limit total subscriptions under this Section 5.D.1 so as to assure that the number of shares available for a Syndicated or Public Offering may be up to a specified percentage of the number of shares of Conversion Stock. The Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended.

2. If any Conversion Stock remains unsold after the close of the Subscription and Community Offerings, the Holding Company and the Bank may use the services of a syndicate of registered broker-dealers to sell such unsold shares on a best efforts basis in a Syndicated Community Offering. The syndicate of registered broker-dealers may be managed by one of the syndicate members who will act as agent of the Holding Company and the Bank to assist the Holding Company and the Bank in the sale of the Conversion Stock. Neither the syndicate manager nor any other syndicate member shall have any obligation to take or purchase any of the shares of Conversion Stock in the Syndicated Community Offering. No person may subscribe for or purchase more than 5% of the total shares sold in the Stock Offering, subject to the overall purchase limitations. Any Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended.

3. As an alternative to a Syndicated Community Offering, any shares of Conversion Stock not sold in the Subscription Offering or the Community Offering may then be sold to the Underwriters for resale to the general public in the Public Offering. It is expected that the Public Offering would begin as soon as practicable after termination of the Subscription Offering and any Community Offering. No person may subscribe for or purchase more than 5% of the shares sold in the Stock Offering subject to the overall purchase limitation. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in Section 5 hereof. Each share of Conversion Stock will be offered for sale in the Public Offering at the Purchase Price less any underwriting discount as provided in Section 5.A hereof, and set forth in the underwriting agreement between the Holding Company, the Bank and the Underwriters. Such underwriting agreement shall be filed with the Department, the FDIC and the SEC.

4. If for any reason a Syndicated Community Offering or Public Offering of unsubscribed shares of Conversion Stock cannot be effected and any shares remain unsold after the Subscription Offering and any Community Offering, the Board of Directors of the Holding Company and the Board of Trustees of the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Department and/or the FDIC, if required, and to compliance with applicable securities laws.

E.	Additional Limitations Upon Purchases of Shares of Conversion Stock

The following additional limitations will be imposed on all purchases of Conversion Stock in the Conversion and Stock Offering:

1. The maximum purchase of Conversion Stock in the Stock Offering by any person is 5% of the Conversion Stock. No Person, by himself or herself, or with an Associate or group of Persons Acting in Concert, may purchase more than 5% of the Conversion Stock, except for the ESOP, which may subscribe for up to 8% of the Conversion Stock issued in the Conversion. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

2. Trustees, Officers and their Associates may not purchase in all categories of the Stock Offering an aggregate of more than 32% of the Conversion Stock issued in the Stock Offering. For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan. Moreover, any shares attributable to the Officers and Trustees and their Associates, but held by one or more Tax-Qualified Employee Plans shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

3. The minimum number of shares of Conversion Stock that may be purchased by any Person in the Stock Offering is 25 shares, provided sufficient shares are available.

For purposes of this Section 5, the Trustees, Directors and/or Officers of the Bank and the Holding Company shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

Depending upon market, financial or other conditions, the Board of Trustees of the Bank and the Board of Directors of the Holding Company, with the receipt of any required approvals of the FDIC and/or the Department, may decrease or increase the purchase limitations in this Section 5 of the Plan, provided that the maximum purchase limitations may not be increased except as provided below. If the Bank and the Holding Company increase the maximum purchase limitations, the Bank and the Holding Company are only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and may, in their sole discretion, resolicit certain other large subscribers. The maximum purchase limitation may be increased to up to 9.99% of the shares sold in the Stock Offering; provided, however, that orders for Common Stock exceeding 5% of the shares of Conversion Stock sold in the Stock Offering shall not exceed in the aggregate 10% of the total shares of Conversion Stock sold in the Stock Offering.

In the event of an increase in the total number of shares offered in the Conversion due to an increase in the maximum of the Estimated Price Range of up to 15% (the “Adjusted Maximum”), the additional shares will be used in the following order of priority: (1) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (2) to fill the subscriptions of Tax-Qualified Employees Plans to up to 10% of the Adjusted Maximum (unless the Tax-Qualified Employees Plans elect to purchase stock subsequent to the Stock Offering in the open market; (3) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; (4) in the event that there is an oversubscription at the Other Member level, to fill unfilled subscriptions of Other Members exclusive of the Adjusted Maximum; and (5) to fill unfilled Subscriptions in the Community Offering exclusive of the Adjusted Maximum.

Each Person purchasing Conversion Stock in the Stock Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

F.	Restrictions and Other Characteristics of Conversion Stock Being Sold

1. Transferability of Shares Purchased by Officers, Trustees and Directors. Shares purchased by Trustees, Directors or Officers may not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares following the death of the original purchaser.

The certificates representing shares of Conversion Stock issued to Trustees, Directors and Officers will bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions will be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, will be subject to the same holding period restrictions for Holding Company or Bank Directors or Officers as may be then applicable to such restricted stock.

2. Purchases After Conversion by Officers, Trustees and Directors. No Trustee, Director or Officer of the Holding Company or the Bank, or Associate of such a Trustee, Director or Officer, shall purchase any outstanding shares of capital stock of the Holding Company, except through a broker or dealer registered with the SEC, for a period of three years following the Conversion without the prior written approval of the FDIC and, if required, from the Department. This restriction does not apply, however, to: (a) negotiated transactions involving more than one percent of the outstanding common stock; (b) the purchase of common stock made pursuant to an employee stock option plan or employee stock purchase plan which meets the requirements of Section 423 of the Internal Revenue Code; or (c) the purchase of common stock pursuant to a non-tax-qualified employee stock benefit plan which may be attributable to individual Officers, Trustees and Directors of the Bank or Holding Company. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his or her investment representative. The term “investment representative” means a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

3. Stock Repurchases by the Holding Company. Federal regulations prohibit the Holding Company from repurchasing its capital stock within one year following the Conversion, except that open market stock repurchases of up to 5% of its outstanding capital stock may be permitted if compelling and valid business reasons are established, to the satisfaction of the FDIC and/or the FRB. The Holding Company must establish, to the satisfaction of the regulators, compelling and valid business purposes for any repurchases within one year of the Conversion, and provide notice to the FRB and FDIC. The FRB and FDIC will not object to a repurchase program if (i) the repurchase program does not adversely affect the Bank’s financial condition, (ii) the Holding Company submits sufficient information to evaluate the repurchase program; (iii) the Bank demonstrates extraordinary circumstances and a compelling and valid business purpose for the repurchase program consistent with the Bank’s business plan; and (iii) the repurchase program is not contrary to other applicable regulations. Purchases to fund Tax-Qualified Employee Plans do not count toward this repurchase limitation. Repurchases to fund restricted stock plans that have been approved by stockholders do not count toward the repurchase limitations (but prior written notification to the FDIC and FRB is required).

4. Voting Rights. After Conversion, holders of deposit accounts will not have voting rights in the Bank or the Holding Company. Exclusive voting rights as to the Bank will be vested in the Holding Company, as the sole stockholder of the Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders.

G.	Exercise of Subscription Rights; Order Forms

1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holder and Voting Member at their last known address as shown on the records of the Bank as of the Voting Record Date. However, the Bank may, and if the Subscription Offering commences after the Special Meeting the Bank will, furnish a subscription prospectus and Order Form only to Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Member who have returned to the Bank by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a subscription prospectus and Order Form. In such event, the Bank will provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders who are not Voting Members on the Voting Record Date.

2. Each Order Form will be preceded or accompanied by a prospectus describing the Holding Company and the Bank and the shares of Conversion Stock being offered for subscription and containing all other information required by the FDIC, the Department, or the SEC or necessary to enable Persons to make informed investment decisions regarding the purchase of Conversion Stock.

3. The Order Forms (or accompanying instructions) used for the Subscription Offering and any Community Offering will contain, among other things, the following:

(i) An explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Members;

(ii) A specified expiration date by which Order Forms must be returned to and actually received by the Bank or its representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed by the Bank;

(iii) The Purchase Price to be paid for each share subscribed for when the Order Form is returned;

(iv) A statement that 25 shares is the minimum number of shares of Conversion Stock that may be subscribed for under the Plan;

(v) A specifically designated blank space for indicating the number of shares being subscribed for;

(vi) A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

(vii) Specifically designated blank spaces for dating and signing the Order Form;

(viii) An acknowledgment that the subscriber has received the subscription prospectus;

(ix) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Holding Company and the Bank, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Bank or its representative by the expiration date, together with required payment of the Purchase Price for all shares of Conversion Stock subscribed for;

(x) A statement that the Subscription Rights are non-transferable and that all shares of Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his or her own account; and

(xi) A statement that, after receipt by the Bank or its representative, an order may not be modified, withdrawn or canceled without the consent of the Bank.

H.	Method of Payment

Full payment for all shares of Conversion Stock at the Purchase Price per share must accompany all completed Order Forms. Payment may be made by check, bank draft or money order, or if the subscriber has a Deposit Account in the Bank (including a certificate of deposit), the subscriber may authorize the Bank to withdraw from designated types of accounts. Payment may not be made by wire transfer or any other electronic transfer of funds.

If a subscriber authorizes the Bank to withdraw from his or her account, the funds will continue to earn interest, but may not be used by the subscriber (a hold will be placed on the account) until all Conversion Stock has been sold or the Plan is terminated, whichever is earlier. The Bank will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid by check, bank draft or money order, from the date payment is received until consummation of the Conversion. Payments made by check, bank draft or money order will be placed by the Bank in an escrow account at the Bank, or in our discretion at another insured depository institution, or other account established specifically for this purpose.

In the event of an unfilled amount of any order, the Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Conversion. If for any reason the Conversion is not consummated, purchasers will have refunded to them all payments made (with applicable interest) and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Bank.

If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Conversion Stock subscribed for upon consummation of the Conversion. In the event that, after the completion of the Subscription Offering, the number of shares to be issued is increased above the maximum of the appraisal range included in the Prospectus, the Tax-Qualified and Non-Tax Qualified Employee Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the number of shares to be issued above the maximum of the appraisal range, provided that such subscriptions will continue to be subject to applicable purchase limits and stock allocation procedures.

I.	Undelivered, Defective or Late Order Forms; Insufficient Payment

The Holding Company and the Bank shall have the absolute right, in their sole discretion, to reject any Order Form, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service; (ii) are not received back by the Bank or its representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the subscribers’ Deposit Accounts are insufficient to cover the authorized withdrawal for the required payment); (v) are photocopies or facsimiles of the printed Order Forms mailed to each Person; or (vi) are submitted by or on behalf of a Person whose representations the Holding Company and the Bank believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. The Bank may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation of the Holding Company and the Bank of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the FDIC and/or the Department.

J.	Transfer of Subscriptions Prohibited

Subscription Rights are nontransferable, and it is a violation of Federal and state law to either transfer or attempt to transfer Subscription Rights. Persons who transfer or attempt to transfer their Subscription Rights may be prosecuted and will risk forfeiture of such Subscription Rights.

K.	Members in Non-Qualified States or in Foreign Countries

The Holding Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Conversion Stock pursuant to the Plan reside. However, no shares will be offered or sold under the Plan of Conversion to any such Person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of Persons otherwise eligible to subscribe for shares under the Plan reside and as to which the Holding Company and the Bank determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company or the Bank or any of their Officers, Directors or Employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such Person.

6.	Stock Articles of Incorporation and Bylaws

A. As part of the Conversion, the Bank will take all appropriate steps to amend its Articles of Incorporation to read in the form of a Pennsylvania stock bank charter, as prescribed by the Pennsylvania Banking Code of 1965, as amended.

B. The Bank will also take appropriate steps to amend its Bylaws to read in the form prescribed by Pennsylvania law for a Pennsylvania commercial bank. The amended Bylaws shall be adopted at the first meeting of the directors of the Bank held after the effective date of the Conversion.

C. The effective date of the adoption of the Bank’s stock Articles of Incorporation and Bylaws will be the effective date of the Conversion specified in Section 3 of this Plan.

7.	Holding Company Articles of Incorporation

A copy of the proposed Articles of Incorporation and Bylaws of the Holding Company will be made available from the Bank upon request.

8.	Trustees of the Bank

Each Person serving as a member of the Board of Trustees of the Bank at the time of the Conversion will thereupon become a Director of the Bank after the Conversion. Additionally, the Holding Company and the stock Bank will expand their respective Boards to include up to 13 members, and upon consummation of the Merger the Boards will fill these vacancies with directors nominated by the Board of Directors of the Acquiree Corporation.

9.	Stock Benefit Plans

In order to provide an incentive for Directors, Officers and Employees of the Holding Company and its subsidiaries (including the Bank), the Board of the Holding Company intends to adopt, subject to shareholder approval, one or more stock-based incentive plans following completion of the Conversion, subject to applicable regulatory requirements. If any such stock-based incentive plan is implemented within one year after completion of the Conversion, the plan may not authorize options in excess of 10% of the shares issued in the Conversion, and the plan may not provide for stock awards in excess of 4% of the shares issued in the Conversion.

10.	Contributions to Tax-Qualified Employee Plans

The Bank and the Holding Company may in their discretion make scheduled contributions to any Tax-Qualified Employee Plans, provided that any such contributions which are for the acquisition of Conversion Stock, or the repayment of debt incurred for such an acquisition, do not cause the Bank to fail to meet its regulatory capital requirements.

11.	Status of Deposit Accounts and Loans Subsequent to Conversion

Each Deposit Account holder will retain, without payment, a withdrawable Deposit Account or Accounts in the Bank, equal in amount to the withdrawable value of such account holder’s Deposit Account or Accounts prior to the Conversion, as reduced by any authorized payment for Conversion Stock as provided in Section 5.H hereof. All Deposit Accounts will continue to be insured by the FDIC up to the applicable limits of insurance coverage, and will be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank at the time of the Conversion. All loans will retain the same status after Conversion as these loans had prior to Conversion.

12.	Liquidation Account

For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Bank a priority in the event of a complete liquidation of the Bank, the Bank will, at the time of Conversion, establish a liquidation account in an amount equal to the total equity of the Bank as shown on its latest statement of financial condition contained in the Holding Company’s final prospectus used in connection with the Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the capital accounts of the Bank; provided, however, that such capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance (“subaccount balance”).

The initial subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder will be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder on the Eligibility Record Date or the Supplemental Eligible Account Holder on the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders on such record dates in the Bank. Such initial subaccount balance will not be increased, and it will be subject to downward adjustment as provided below.

If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, the subaccount balance will be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance will not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance will be reduced to zero.

In the event of a complete liquidation of the Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the FDIC, will be considered to be a complete liquidation. In such transactions, the liquidation account will be assumed by the surviving institution.

13.	Restrictions on Acquisition of the Bank

The Articles of Incorporation of the Bank will contain a provision stipulating that no person, for a period of five years following the date of the Conversion, shall directly or indirectly offer to acquire or shall acquire the beneficial ownership of more than 10% of any class of equity security of the Bank. The Articles of Incorporation will also contain a provision stipulating that in no event shall any record owner of any outstanding shares of the Bank’s common stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote in respect to any shares held in excess of 10%. In addition, the Articles of Incorporation of the Bank will provide for staggered terms of the Trustees, noncumulative voting for Trustees, a fair price provision for certain business combinations and certain notice requirements.

For the purposes of this Section 13:

(a)	The term “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an FDIC-insured institution;

(b)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(c)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(d)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 78c(a)(10).

14.	Amendment or Termination of the Plan

If deemed necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Voting Members by a two-thirds vote of the Board of Trustees of the Bank. After submission of the Plan and proxy materials to the Voting Members, the Plan may be amended by a two-thirds vote of the Board of Trustees of the Bank only with the concurrence of the FDIC and/or the Department. Any amendments to the Plan made after approval by the Voting Members with the concurrence of the FDIC and/or the Department will not necessitate further approval by the Voting Members unless otherwise required by the FDIC or the Department. The Board of Trustees of the Bank may terminate this Plan at any time prior to the Special Meeting to vote on this Plan, and at any time thereafter with the concurrence of the FDIC and the Department.

The Plan will terminate if the sale of all shares of Conversion Stock is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Board of Trustees of the Bank is required in order for the Bank to terminate the Plan prior to the end of such 24-month period.

15.	Expenses of the Conversion

The Holding Company and the Bank will use their best efforts to assure that expenses of the Conversion are reasonable.

16.	Tax Matters

Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel or other tax advisor with respect to federal taxation, and either a ruling of the Pennsylvania taxation authorities or an opinion of tax counsel or other tax advisor with respect to Pennsylvania taxation, to the effect that the Conversion and the transactions provided for in this Plan will not be taxable to the Holding Company or the Bank.

17.	Extension of Credit for Purchase of Common Stock

The Bank may not loan funds or otherwise extend credit to any Person to purchase in the Conversion shares of Conversion Stock.

18.	Registration Under the Exchange Act and Market Making

The Holding Company will register its Conversion Stock under the Exchange Act concurrently with or promptly following the Conversion. The Holding Company will not deregister such securities for a period of three years thereafter.

The Holding Company will use its best efforts to encourage and assist two or more Market Makers to establish and maintain a market for its common stock promptly following the Conversion. The Holding Company will also use its best efforts to cause its common stock to be listed on the Nasdaq Stock Market, another national securities exchange or a regional securities exchange.

19.	Conversion Stock Not Insured

The Conversion Stock will not be insured by the FDIC or any other federal or state government agency or authority.

20.	Interpretation

All interpretations of this Plan and all applications of the provisions of this Plan to particular circumstances by a majority of the Board of the Bank will be final, subject to the authority of the FDIC and the Department.

21.	Severability

If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan will remain in full force and effect, and will in no way be affected, impaired or invalidated.

Dated December 12, 2013.